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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF MAPLES and CALDER]

NetEase.com, Inc.
Suite 1901, Tower E3
The Towers, Oriental Plaza
Dong Cheng District
Beijing 100738
PRC

                                                              10th October, 2003

Dear Sirs,

NetEase.com, Inc.

We have acted as Cayman Islands legal advisers to NetEase.com, Inc. (the "Company") in connection with the Company's registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and (i) the registration by the Company of US$100,000,000 aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due 15th July, 2023 (the "Notes") issued under an Indenture, dated as of July 14, 2003 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), and (ii) the registration of 207,684,320 of the Company's Ordinary Shares, of par value US$0.0001 each (the "Shares", together with the Notes, the "Offered Securities"), initially issuable upon conversion of the Notes pursuant to the Indenture.

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(a) the certificate of incorporation of the Company dated 6 July 1999 and the restated memorandum and articles of association of the Company as adopted on 12 May 2000 and amended by special resolution passed on 5 June, 2003, supplied by the Company;

(b) a certificate of good standing for the Company dated 29 July, 2003 issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing");

(c) the minutes of the meeting of the board of directors of the Company held on 30 June, 2003;

(d) a certificate from a director of the Company addressed to this firm dated 9th October, 2003 (the "Director's Certificate");

(e)   the Registration Statement;

(f)   an executed copy of the Indenture; and

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MAPLES and CALDER                                                              2
CAYMAN EUROPE ASIA


(g) the executed global notes representing the Notes authenticated by the Trustee.

The documents referred to in paragraphs (e) to (g) above are collectively referred to as the "Agreements."

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction which is the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)  The genuineness of all signatures and seals.

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1. The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

2. The Notes have been duly authorized and, assuming that the Notes have been duly authenticated by the Trustee in the manner set forth in the Indenture and delivered against due payment therefore, constitute the legal, valid and binding obligations of the Company enforceable in the Cayman Islands in accordance with their terms except and in so far as such enforcement may be limited as hereinafter set forth.

3. The Shares have been duly authorised. When the Shares are issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture and entered as fully paid on the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable.

This opinion is subject to the following qualifications and limitations:

(1) The term "enforceable" as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

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MAPLES and CALDER                                                              3
CAYMAN EUROPE ASIA


(a) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b) enforcement may be limited by general principles of equity - for example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c) claims may become barred under the statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d) where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e) the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f) obligations to make payments that may be regarded as penalties will not be enforceable;

(g) the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Notes or the Indenture in matters where they determine that such proceedings may be tried in a more appropriate forum; and

(h) a company cannot, by agreement, or in its articles of association, restrict the exercise of a statutory power, and there exists doubt as to enforceability of any provision in the Notes or the Indenture whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2003 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorized share capital, amend its Memorandum and Articles of Association, or present a petition to a Cayman Islands court for an order to wind up the Company.

(2) Under the Companies Law (2003 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2003 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

(3) The obligations of the Company under the Notes to any person or body connected with, resident in, incorporated in or constituted under the laws of any country (an "Affected Country") which is currently the subject of United Nations sanctions extended to the Cayman Islands by

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MAPLES and CALDER                                                              4
CAYMAN EUROPE ASIA


Orders in Council, or exercising public functions in any Affected Country or any person or body controlled by any of the foregoing or any person acting on behalf of any of the foregoing or any other person or body as prescribed in such Orders may be subject to restrictions or limitations pursuant to such Orders.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or other instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Exhibits" and "Legal Matters" in the Prospectus included in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully,




/s/ Maples and Calder Asia

MAPLES and CALDER Asia

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[LOGO]

                                                                10 October, 2003

Maples and Calder Asia
1504 One International Finance Centre
1 Harbour View Street
Hong Kong

Dear Sirs,

                        NetEase.com, Inc. (the "Company")

I, Denny Lee, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1 The Memorandum and Articles of Association of the Company as adopted or registered on 12th May, 2000 remain in full force and effect and are unamended save for the amendments made by special resolution passed on 5th June, 2003.

2 The minutes of the meeting of the board of directors held on 30th June, 2003 (the "Meeting") at which the Agreements and the Offered Securities were approved are a true and correct record of the proceedings of the Meeting which was duly convened and held, at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association of the Company.

3 The authorised share capital of the Company is US$100,030,000 divided into 1,000,300,000,000 shares of US$0.0001 par value each. The issued and outstanding share capital of the Company is 3,126,540,189 shares of US$0.0001 each, which have been issued and are fully paid up.

4 None of the issued and outstanding shares in the capital of the Company was issued in violation of the preemptive or similar rights of any securityholder of the Company.

5 The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Agreements and the Offered Securities.

6 The resolutions set forth in the minutes of the Meeting were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7 The directors of the Company at the date of the Meeting/Resolutions and at the date hereof were and are as follows:

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                                        2

                                    DING, Lei
                               SUN, Tak Dee Teddy
                              TONG, Michael Sui Bau
                               LEE, Ting Bun Denny
                              LEE, Ronald Shing Wun
                             LEUNG, Man Kit Michael
                              TONG, Tze Kay Joseph
                                  DING, Donghua

8 Prior to, at the time of, and immediately following execution of the Agreements the Company was able to pay its debts as they fell due and entered into the Agreements for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

9 Each director considers the transactions contemplated by the Agreements and the Notes to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

10 To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of any material legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

11 The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (for the attention of Mr. Richard Thorp) to the contrary.



Signature:                             /s/ Denny Lee
                                       --------------------------
                                       Director